UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 24, 2006

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Post Road East, Suite 320, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In compliance with a Frequently Asked Questions Bulletin on Form 8-K issued on November 23, 2004 by the Division of Corporate Finance of the Securities and Exchange Commission (“SEC”), Terex Corporation (the “Company” or “Terex”) is disclosing the following item which the SEC may deem to be a material definitive agreement.

As previously disclosed on a Current Report on Form 8-K filed with the SEC on December 16, 2005, the Company's Board of Directors determined that the Company will honor any options to purchase shares of the Company's common stock that have been granted pursuant to any of the Company's long-term incentive plans, which options otherwise would have expired unexercised solely because the individuals owning such options are currently unable to exercise such options prior to their expiration due to the Company’s delay in timely filing its periodic reports with the SEC. This limited extension will be for a period of thirty (30) days from the date that the Company determines that it is first permissible for the individual to exercise such options. As a result of this decision, 60,000 options with an exercise price of $25.375 for Ronald M. DeFeo, the Chairman and Chief Executive Officer of the Company, that were currently set to expire on February 24, 2006 have been extended as set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2006

TEREX CORPORATION

By: /s/ Phillip C. Widman
Phillip C. Widman
Senior Vice President and
Chief Financial Officer